EXHIBIT 10.16

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is dated as of the      day of                     , 20     between CareView Communications, Inc., a Nevada corporation (“Company”) and the entity identified on the signature page hereto (“Purchaser”).

WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, certain shares of Common Stock of the Company, (the “Stock”)” on the terms and subject to the conditions set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1. Subscription. Upon the terms and subject to the conditions set forth in this Agreement, and based on the representations, warranties, covenants and agreements of Purchaser contained in this Agreement, Purchaser hereby irrevocably subscribes for and agrees to purchase the number of shares of Stock from the Company set forth on the signature page of this Agreement.

2. Sale and Purchase of Stock. Upon the terms and subject to the conditions set forth in this, and based on the representations, warranties, covenants and agreements of Purchaser contained in this Agreement, but only upon execution of this Agreement by the Company, the Company agrees to sell to Purchaser that number of shares of Stock set forth on the signature page hereto for a purchase price per share equal to the price set forth on the Signature Page hereto.

3. Closing.

(a) The closing (“Closing”) hereunder with respect to the issuance and sale of the Stock shall take place at the offices of the Company on the same day as the execution of this Agreement by Purchaser and the Company, or at such other time and place as may be mutually agreed.

(b) At the Closing, or as soon thereafter as practicable, the Company shall transfer and deliver to Purchaser Stock Certificates, registered in the name of Purchaser, representing the Stock purchased by Purchaser.

(c) Delivery of certificates representing the Stock purchased by Purchaser will be made to Purchaser against receipt by the Company at the Closing of a check or a wire transfer of good and immediately available funds in the aggregate purchase price for the Stock purchased by Purchaser.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted as proposed to be conducted and will agree to the transactions contemplated hereby. True, correct and complete copies of the Company’s Certificate of Organization and Operating Agreement, in each case as in effect on the date hereof, have been made available by the Company to the Purchaser.

4.2 Capitalization. The authorized capitalization of the Company consists of three hundred million (300,000,000) shares of the Company’s common stock, par value $0.001 per share, of which                      shares are outstanding and twenty million (20,000,000) shares of the Company’s preferred stock, par value $0.001 per share, of which none are outstanding. All such shares are, or will be when issued, validly issued and outstanding, fully paid and nonassessable.

4.3 Authority. The Company has all requisite power and authority to enter into this Agreement and perform Company’s obligations hereunder. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by laws of bankruptcy or insolvency and general equitable principles).

4.4 No Conflicts. The execution, delivery and performance by the Company of this Agreement will not violate any law, statute, rule, regulation, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to the Company, or conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any encumbrance upon any of the properties or assets of the Company pursuant to, the Articles of Incorporation or Bylaws of the Company or any note, indenture, mortgage, lease agreement or other agreement, contract or instrument to which the Company is a party or by which it or any of its property bound or affected.

4.5 Approvals. Except for the filing of any notice subsequent to the Closing as may be required under applicable securities laws, no permit, authorization, notice, consent or approval is required in connection with the execution, delivery or performance of this Agreement by the Company.

4.6 Shares of Stock. The sale and delivery by the Company of the Stock has been duly authorized by all requisite corporate action, and the Stock, when sold as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable.

5. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as follows:

5.1 Authority. Purchaser has all requisite power and authority to enter into this Agreement and perform Purchaser’s obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action, corporate, partnership, or otherwise, on the part of Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding agreement of Purchaser, enforceable against the Purchaser in accordance with its terms (except as enforceability may be limited by laws of bankruptcy or insolvency and general equitable principles).

5.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under or impose a lien or security interest pursuant to, any charter provision, bylaw, partnership agreement or similar organizational document of Purchaser, or under any agreement, instrument, order, judgment, decree, law or regulation to which the Purchaser is a party or by which Purchaser is in any way bound or obligated.

5.3 Approvals. No permit, authorization, notice, consent or approval is required in connection with the execution, delivery or performance by Purchaser of this Agreement.

5.4 Investment Representations.

(a) Purchaser understands that the representations and warranties set forth in this Section 5.4 are being provided to, and relied upon by, the Company to determine whether the Stock may be sold to Purchaser by the Company pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D thereunder and similar exemptions from applicable state securities laws.

(b) Information contained herein as it relates to Purchaser is complete and accurate in all material respects and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the offering and sale of securities as described in this Agreement.

(c) Purchaser is acquiring the Stock for Purchaser’s own account, for investment and not with a view to the distribution.

(d) Purchaser acknowledges that the documents, records, and books pertaining to the investment in the Stock have been made available for inspection by Purchaser and, if requested, purchaser’s attorney, financial advisor, accountant, purchaser representative or tax advisor (collectively, the “Advisors”), and that the Company has advised the undersigned to consult with Purchaser’s Advisors regarding the terms of this investment and suitability of the investment in light of Purchaser’s financial considerations and needs, and after due consideration, Purchaser has determined that the investment in the Stock is suitable.

(e) Purchaser and Purchaser’s Advisors have had the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in documents received or reviewed in connection with the purchase of the Stock and have had the opportunity to meet with representatives of the Company to have them answer questions and provide additional information regarding the terms and conditions of this investment and the finances, operations, business and prospects of the Company deemed relevant by Purchaser, and any such questions have been answered and requested information provided to Purchaser’s full satisfaction.

(f) Purchaser understands that Purchaser must bear the economic risk of an investment in the Stock indefinitely because none of the Stock may be sold, pledged or otherwise transferred unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available; that there is no market for the Stock and it is unlikely one will develop; and that each certificate representing the Stock will bear substantially the following legend until such restriction is no longer required by law:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF ALL SUCH LAWS.

(g) Purchaser has a sufficient net worth to sustain a loss of Purchaser’s entire investment in the Company in the event such a loss should occur, and Purchaser’s overall commitment to investments that are not readily marketable is not excessive in view of Purchaser’s net worth and financial circumstances.

(i) Purchaser (including all partners and equity holders in the case of a Purchaser that is a corporation or partnership) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, with which Purchaser is familiar.

PURCHASER HAS INITIALED EACH OF THE FOLLOWING WHICH IS APPLICABLE TO PURCHASER:

(i)

Purchaser has significant prior investment experience, including investment in non-listed and non-registered securities and is knowledgeable about investment considerations in start-up companies. Purchaser has such knowledge and experience in financial, tax, and business matters so as to enable Purchaser to utilize the information made available to Purchaser to evaluate the merits and risks of an investment in the Stock and to make an informed investment decision with respect thereto.

(ii)

Purchaser is a natural person who had individual income of more than $200,000 in each of the most recent two years or joint income with spouse in excess of $300,000 in each of the most recent two years and reasonably expects to reach that same income level for the current year. “Income” for purposes hereof should be computed as follows: individual adjusted gross income, as reported (or to be reported) on a federal income tax return, increased by (A) any deduction of long-term capital gains under Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”); (B) any deduction for depletion under Section 611 et seq. of the Code; (C) any exclusion for interest under Section 103 of the Code; and (D) any losses of a partnership as reported on Schedule E of Form 1040). If a California resident, Purchaser’s investment in the Units does not exceed 10% of Purchaser and spouse’s joint net worth.

(iii)

Purchaser is a natural person whose individual net worth (i.e., total assets in excess of total liabilities) or joint net worth with spouse will at the time of purchase of the Units be in excess of $1,000,000.

(iv)

Purchaser is not a natural person and Purchaser certifies that it is an “accredited investor” because it meets one of the additional qualifying conditions specified in Regulation D, which is specifically that Purchase is:

(v)	Purchaser is a corporation or partnership and each of its shareholders or partners meets at least one of the following conditions:

	(A)	each shareholder or partner is a natural person who falls within at least one of the categories described in 5.4(i)(i) or (ii) above; or

	(B)	each shareholder or partner is a corporation, partnership or other entity which meets the description of at least one of the organizations 5.4(j)(iv) above.

(vi)	Purchaser is a revocable trust established by its beneficiary and the grantor falls within one of the categories in 5.4(i)(i) or (ii) above.

6. Parties in Interest. This Agreement shall bind and inure to the benefit of the Company and the Purchaser and their respective successors and assigns. Purchaser may not assign any right or obligation hereunder without the prior written approval of the Company.

7. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties with respect thereto.

8. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, to the addresses set forth on the signature page hereto, or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section 8. Any such notice or communication shall be deemed to have been received: (i) in the case of personal delivery on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (iii) if by registered or certified mail, on the third business day following the date postmarked.

9. Amendments. This Agreement may not be modified or amended, or any of the provisions hereof waived, except by written agreement by the party against whom enforcement of the modification or amendment is sought.

10. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts shall constitute one agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to principles of conflicts of laws).

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

CareView Communications, Inc.

By:		By:
Name:	John R. Bailey	Name:
Title:	Chief Financial Officer	Title:

PURCHASER SIGNATURE PAGE

The undersigned hereby executes this counterpart signature page of the Stock Purchase Agreement, dated as of the      day of                     , 20    , between CareView Communications, Inc., a Nevada corporation (the “Company”), and the Purchaser identified below.

                                          (                    ) shares at $             per share equals $            .

Address for notice:

Phone No. ( )

(Name/Company Name)

By:
Name:
Title: